Exhibit 99.1
CONFIDENTIAL DRAFT
BOB EVANS FARMS ANNOUNCES YEAR-END RESULTS;
BEATS REVISED FISCAL 2009 OPERATING INCOME GUIDANCE
COMPANY ISSUES FISCAL 2010 OUTLOOK
Company delivers solid fourth-quarter results with operating income up 15 percent and net income up 31 percent
Strong results driven by Bob Evans Restaurants
COLUMBUS, Ohio — June 2, 2009 — Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced financial results for the 2009 fourth fiscal quarter and fiscal year ended Friday, April 24, 2009.
Fiscal 2009 commentary
Chairman and Chief Executive Officer Steve Davis said the Company overcame a multitude of challenges to deliver a solid year in fiscal 2009. “Excluding non-operating items, our fiscal 2009 operating income results far exceeded our latest guidance, due to very strong fourth-quarter results, especially at Bob Evans Restaurants,” Davis said. “The Bob Evans Restaurants division continues to post impressive results due to lower cost of sales and well-controlled labor costs, despite slightly negative same-store sales. Sales results at Mimi’s Cafe were disappointing in a difficult consumer environment. High sow costs continue to affect the food products segment, but our fourth-quarter numbers were solid, considering the challenges we faced.”
Fourth-quarter commentary
Davis said productivity improvements drove the Company’s solid performance in the fourth quarter of fiscal 2009. “We delivered very strong fourth-quarter results in our restaurant segment, due primarily to new labor management systems and effective supply chain management, which have reduced labor and food costs at our restaurants,” Davis said. “Our food products segment also posted solid results, despite substantively higher sow costs, which had a significant negative impact on our margins.”
Fourth-quarter consolidated results
The Company reported operating income of $31.0 million and net income of $21.1 million in the fourth quarter of fiscal 2009. In the fourth quarter of fiscal 2008, the Company reported operating income of $27.0 million and net income of $16.1 million. This improvement is due primarily to significantly lower food, labor and operating expenses in the restaurant segment and lower operating expenses in the food products segment. Significantly higher cost of sales in the food products segment partially offset these favorable variances.
Below is a line-by-line summary of the Company’s consolidated fiscal 2009 fourth-quarter income statement.

•	Net sales — Net sales were $431.0 million for the fourth quarter of fiscal 2009, a 1.2 percent decrease compared to $436.4 million in the fourth quarter of fiscal 2008. This decrease is the result of same-store sales declines at Bob Evans Restaurants and Mimi’s Café, partly offset by sales increases in the food products segment.
•	Cost of sales — Cost of sales was $129.9 million, or 30.1 percent of net sales, in the fourth quarter of fiscal 2009, compared to $128.9 million, or 29.5 percent of net sales in the fourth quarter of fiscal 2008. The higher cost of sales is primarily the result of an 84 percent year-over-year increase in sow costs, which averaged $51.00 per hundredweight compared to $27.00 a year ago, partially offset by lower cost of sales in the restaurant segment. The higher cost of sales in the food products segment reduced operating income by approximately $5.6 million compared to a year ago.
•	Operating wages — Operating wages were $146.7 million, or 34.1 percent of net sales, in the fourth quarter of fiscal 2009, compared to $150.4 million, or 34.5 percent of net sales, in the fourth quarter of fiscal 2008. This improvement is primarily the result of labor-savings in the restaurant segment. This positive variance more than offset negative leverage due to same-store sales declines at both restaurant concepts.
•	Other operating expenses — Other operating expenses were $65.7 million, or 15.2 percent of net sales, in the fourth quarter of fiscal 2009, compared to $72.1 million, or 16.5 percent of net sales, in the fourth quarter of fiscal 2008. This improvement is due to lower advertising, preopening and utility expense in the restaurant segment and lower liability insurance, utility and repair expense in the food products segment.
•	SG&A — Selling, general and administrative expenses were $36.8 million, or 8.5 percent of net sales in the fourth quarter of fiscal 2009, compared to $38.3 million, or 8.8 percent of net sales, in the fourth quarter of fiscal 2008. This improvement is due primarily to favorable variances in workers’ compensation expense, performance-based incentive compensation and recruiting expense in the restaurant segment.
The reported fourth-quarter fiscal 2008 results include the positive impact of $0.7 million in pretax gains from the sale of real estate assets in the restaurant segment.
•	Net interest expense — The Company’s net interest expense was $2.8 million compared to $3.1 million in the fourth quarter of fiscal 2008.
•	Income taxes — The Company’s effective tax rate for the fourth quarter of fiscal 2009 was 25.3 percent. This compares to an effective tax rate of 32.8 percent in the fourth quarter of fiscal 2008. The lower tax rate is the result of lower pretax income for the full fiscal year in 2009 compared to 2008, as well as the favorable settlement of certain issues with taxing authorities.

•	Diluted weighted-average shares outstanding — The Company’s diluted weighted-average share count was 30.7 million in the fourth quarter of fiscal 2009, compared to 31.0 million in the fourth quarter of fiscal 2008. The Company did not repurchase shares in the fourth quarter.
Fourth-quarter restaurant segment summary
The restaurant segment reported operating income of $26.6 million, or 7.5 percent of net sales, in the fourth quarter of fiscal 2009. The restaurant segment reported operating income of $18.4 million, or 5.1 percent of net sales, in the fourth quarter of fiscal 2008. This improvement is due primarily to significantly lower food labor and operating expenses. Below is a summary of the restaurant segment’s fourth-quarter 2009 income statement:
Net sales — The restaurant segment’s net sales decreased 1.8 percent compared to a year ago, from $361.1 million in the fourth quarter of fiscal 2008 to $354.5 million in the fourth quarter of fiscal 2009. Same-store sales at Bob Evans Restaurants were down 1.6 percent for the fourth quarter of fiscal 2009, with average menu prices up 3.2 percent. At Mimi’s Café, same-store sales decreased 7.1 percent for the fourth quarter of fiscal 2009, with average menu prices up 1.5 percent. See the table below for month-by-month same-store sales results.
In the fourth quarter of fiscal 2009, the Company opened three new Mimi’s Cafés and one new Bob Evans restaurant.
Cost of sales — The restaurant segment’s cost of sales decreased 100 basis points from 25.5 percent of net sales in the fourth quarter of fiscal 2008 to 24.5 percent in the fourth quarter of fiscal 2009. This improvement is due to moderating commodities costs, supply chain savings and mix shifts to higher-margin products.
Operating wages — The restaurant segment’s cost of labor decreased 40 basis points from 39.5 percent of net sales in the fourth quarter of fiscal 2008 to 39.1 percent in the fourth quarter of fiscal 2009 due to reductions in labor hours at both restaurant concepts. In the fourth quarter of fiscal 2009, the Company reduced total year-over-year labor more than 880,000 hours, including approximately 650,000 total hours at Bob Evans Restaurants and approximately 230,000 total hours at Mimi’s Café.
Other operating expenses — The restaurant segment’s other operating expenses decreased 110 basis points, from 18.7 percent of net sales in the fourth quarter of fiscal 2008 to 17.6 percent in the fourth quarter of fiscal 2009. This improvement is due to lower advertising, preopening and utility expenses.
SG&A — The restaurant segment’s selling, general and administrative expenses decreased 30 basis points, from 6.3 percent of net sales in the fourth quarter of fiscal 2008 to 6.0 percent in the fourth quarter of fiscal 2009. This improvement is due primarily to a favorable year-over-year variance in workers’ compensation expense, a reduction in performance-based incentive compensation and lower recruiting expenses.
The restaurant segment’s reported fourth-quarter 2008 results include the impact of $0.7 million in pretax gains on the sale of assets.
Set forth in the table below are the fourth-quarter and full-year fiscal 2009 same-store sales results for Bob Evans Restaurants and Mimi’s Café.

SAME-STORE SALES	SSS Restaurants	Feb.	March	April	4Q FY 2009	FY 2009
Bob Evans	543	-1.5%	-1.9%	-1.6%	-1.6%	-0.3%
Mimi’s Café	102	-7.9%	-7.2%	-6.4%	-7.1%	-7.2%
COMBINED	645	-3.2%	-3.3%	-2.8%	-3.1%	-2.1%
Fourth-quarter food products segment summary
Operating income for the food products segment was $4.4 million in the fourth quarter of fiscal 2009, a 48.4 percent decrease compared to $8.6 million in the fourth quarter of fiscal 2008. The operating income decline is due to an 84 percent year-over-year increase in sow costs, which averaged $51.00 per hundredweight compared to $27.00 a year ago. This translated to a $5.6 million increase in cost of goods for the food products segment, if cost of sales as a percentage of net sales had been the same as a year ago.
Below is a line-by-line summary of the food products segment’s fourth-quarter 2009 income statement:
Net sales — The food products segment’s net sales were $76.5 million in the fourth quarter of fiscal 2009, up 1.5 percent compared to $75.4 million in the fourth quarter of fiscal 2008. Pounds sold of comparable products were up 3 percent in the fourth quarter of fiscal 2009 compared to the fourth quarter of fiscal 2008.
Cost of sales — The food products segment’s cost of sales increased 740 basis points, from 48.9 percent of net sales in the fourth quarter fiscal 2008 to 56.3 percent in the fourth quarter of fiscal 2009 due to the increase in sow costs.
Operating wages — The food products segment’s cost of labor decreased 10 basis points, from 10.6 percent of net sales in the fourth quarter fiscal 2008 to 10.5 percent in the fourth quarter of fiscal 2009 due to leverage from sales increases.
Other operating expenses — The food products segment’s other operating expenses decreased 190 basis points, from 6.1 percent of net sales in the fourth quarter of fiscal 2008 to 4.2 percent in the fourth quarter of fiscal 2009. This improvement is primarily due to lower liability insurance, utility and repair expenses.

SG&A — The food products segment’s selling, general and administrative expenses increased 20 basis points, from 20.3 percent of net sales in the fourth quarter of fiscal 2008 to 20.5 percent in the fourth quarter of fiscal 2009. The increase was due primarily to restructuring charges related to the Company’s conversion from a direct-store-delivery system to a warehouse distribution system.

Fiscal 2009 highlights
The Company reported operating income of $28.4 million and a net loss of $5.1 million, or a loss of 17 cents per diluted share, for the fiscal 2009 full year. These results include the negative pretax impact of $75.3 million in net charges, including goodwill impairment and other charges for Mimi’s Café. For more detail on these items, please see “Full-year consolidated results” below.
In the fiscal 2008 full year, the Company reported operating income of $107.2 million and net income of $64.9 million, or $1.95 per diluted share.
Excluding the negative pretax impact of $75.3 million in net charges, the Company’s fiscal 2009 operating income of $28.4 million would have been approximately $103.7 million, which compares to adjusted operating income of approximately $102.1 million in fiscal 2008 (please see “Full-year consolidated results” for a reconciliation of adjusted operating income to reported operating income).
Fiscal 2009 consolidated results
The Company reported operating income of $28.4 million and a net loss of $5.1 million in fiscal 2009. These results include the negative impact of the following pretax charges:
•	A $0.7 million cash charge in the first quarter for a legal settlement. This charge affected the “SG&A” line of the restaurant segment’s income statement.
•	A $56.2 million noncash charge in the third quarter for the impairment of goodwill related to the acquisition of Mimi’s Café. This comprises part of the “Goodwill & other intangibles impairment” line of the restaurant segment’s income statement.
•	An $11.8 million noncash charge in the third quarter for the impairment of intangible assets (i.e., the Mimi’s Café trade name) related to the acquisition of Mimi’s Café. This comprises part of the “Goodwill & other intangibles impairment” line of the restaurant segment’s income statement.
•	A $6.4 million noncash fixed-asset impairment charge in the third quarter for six underperforming Mimi’s Café restaurants. This charge affected the “SG&A” line of the restaurant segment’s income statement.
•	A $0.8 million cash charge in the third quarter for severance payments and retirement costs. This charge affected the “SG&A” line of the restaurant segment’s income statement.
•	A $0.4 million noncash charge in the third quarter for unusable spare parts in the Company’s food products division. This charge affected the “Other operating expenses” line of the food products division’s income statement.
These pretax charges total $76.3 million.
Partly offsetting the negative impact of these charges in fiscal 2009 was the positive impact of $1.0 million in total pretax gains on the sale of real estate assets, including $0.7 million in the second quarter and $0.3 million in the third quarter. These gains benefited the “SG&A” line of the restaurant segment’s income statement.

Excluding this negative total net pretax impact of $75.3 million, the Company’s fiscal 2009 operating income of $28.4 million would have been operating income of approximately $103.7 million. (See “Disclosure regarding non-GAAP financial measures” below.)
The Company’s tax provision in fiscal 2009 reflects the impact of the $56.2 million goodwill impairment charge, which is not tax deductible. Excluding the goodwill impairment charge, the Company estimates its effective tax rate would have been approximately 29.4 percent.
In fiscal 2008, the Company reported operating income of $107.2 million.
These results included the favorable impact of the following items:
•	Pretax income of $6.6 million in the third quarter related to the first-time recognition of gift-certificate and gift-card “breakage” (gift certificates and gift cards that consumers fail to redeem) at Bob Evans Restaurants, which benefited the “Net Sales” line of the restaurant segment’s income statement.

•	A total pretax gain of $2.9 million from the sale of real estate assets. This gain benefited the “SG&A” line of the restaurant segment’s income statement.
Fiscal 2008’s reported results also included the negative impact of the following items:
•	A pretax charge of $3.7 million in the third quarter related to nine underperforming Bob Evans Restaurants that the Company closed in February 2008. This charge affected the “SG&A” line of the restaurant segment’s income statement.

•	A pretax charge of $0.7 million in the third quarter to settle a dispute with a third party. This affected the “SG&A” line of the restaurant segment’s income statement.
Excluding these items, the Company’s reported fiscal 2008 operating income of $107.2 million would have been $102.1 million. This compares to adjusted operating income of $103.7 million in fiscal 2009, a 1.5 percent year-over-year increase.
A line-by-line summary of the Company’s fiscal 2009 consolidated income statement is below. Note that all fiscal 2008 results expressed as a percentage of net sales include the favorable impact of the $6.6 million benefit for gift-certificate and gift-card breakage at Bob Evans Restaurants.
•	Net sales — Net sales were $1.75 billion for fiscal 2009, a 0.8 percent increase compared to $1.74 billion in fiscal 2008. This increase is the result of sales increases in the food products segment and new restaurant openings at Mimi’s Café, partly offset by same-store sales declines at Bob Evans Restaurants and Mimi’s Café. Also affecting the comparison was the $6.6 million in pretax income related to the recognition of gift-certificate and gift-card “breakage” at Bob Evans Restaurants, which benefited the “Net Sales” line in last year’s third-quarter income statement.

•	Cost of sales — Cost of sales was $537.1 million, or 30.7 percent of net sales, in fiscal 2009, compared to $517.4 million, or 29.8 percent of net sales in fiscal 2008. The higher cost of sales is primarily the result of a 29 percent year-over-year increase in sow costs, which averaged $45.00 per hundredweight compared to $35.00 a year ago, partially offset by lower cost of sales in the restaurant segment. The higher cost of sales in the food products segment reduced operating income by approximately $16.9 million compared to a year ago.

•	Operating wages — Operating wages were $597.8 million, or 34.1 percent of net sales, in fiscal 2009, compared to $604.2 million, or 34.8 percent of net sales, in fiscal 2008. This improvement is primarily the result of the positive leverage provided by food products segment sales increases and labor-savings in the restaurant segment that offset negative leverage due to same-store sales declines at Bob Evans Restaurants and Mimi’s Café.

•	Other operating expenses — Other operating expenses were $280.4 million, or 16.0 percent of net sales, in fiscal 2009, compared to $282.0 million, or 16.2 percent of net sales, in fiscal 2008. Other operating expenses benefited from lower advertising and preopening expenses in the restaurant segment and lower liability insurance costs in the food products segment.

•	SG&A — Selling, general and administrative expenses were $157.0 million, or 9.0 percent of net sales in fiscal 2009, compared to $149.1 million, or 8.6 percent of net sales, in fiscal 2008. The fiscal 2009 results include the negative impact of the following pretax charges:
•	The $0.7 million cash charge for a legal settlement in the first quarter.

•	The $6.4 million noncash fixed-asset impairment charge for six underperforming Mimi’s Café restaurants in the third quarter.

•	The $0.8 million cash charge for severance payments and retirement costs in the third quarter.
Partly offsetting these charges in fiscal 2009 was the positive impact of a $1.0 million total pretax gain on the sale of real estate assets, including $0.7 million in the second quarter and $0.3 million in the third quarter.
The reported fiscal 2008 results include the impact of the items below, which had a positive impact on the “SG&A” line:
•	A total pretax gain of $2.9 million from the sale of real estate assets, including $1.1 million in the first quarter, $1.0 million in the second quarter, $0.1 million in the third quarter, and $0.7 million in the fourth quarter.
Fiscal 2008’s reported results also included the negative impact of the following items, which had a negative impact on the “SG&A” line of the restaurant segment’s income statement:
•	A pretax charge of $3.7 million in the third quarter related to nine underperforming Bob Evans Restaurants that the Company closed in

February 2008.

•	A pretax charge of $0.7 million in the third quarter to settle a dispute with a third party.
•	Net interest expense — The Company’s net interest expense was $12.3 million in fiscal 2009 compared to $11.0 million in fiscal 2008. The increase is due to higher debt levels to fund the Company’s share repurchase program.

•	Income taxes — The Company’s income tax provision for fiscal 2009 reflects the impact of the $56.2 million goodwill impairment charge, which is not tax deductible. Excluding the impact of the goodwill impairment charge, the Company estimates its effective tax rate in fiscal 2009 would have been approximately 29.4 percent. This compares to an effective tax rate of 32.6 percent in fiscal 2008.

•	Diluted weighted-average shares outstanding — The Company’s diluted weighted-average share count was 30.7 million in fiscal 2009, compared to 33.3 million in fiscal 2008. The Company repurchased 245,332 shares in fiscal 2009 but has temporarily suspended its share repurchase program.
Fiscal 2009 restaurant segment summary
The restaurant segment reported operating income of $12.8 million in fiscal 2009, or 0.9 percent of net sales, compared to $78.7 million, or 5.4 percent of net sales, in fiscal 2008. Impacting the restaurant segment’s fiscal 2009 operating margins were the following items:
•	The $0.7 million cash charge for a legal settlement in the first quarter.

•	The $56.2 million noncash charge in the third quarter for the impairment of goodwill related to the acquisition of Mimi’s Café.

•	The $11.8 million noncash charge in the third quarter for the impairment of intangible assets (i.e., the Mimi’s Café trade name) related to the acquisition of Mimi’s Cafe.

•	The $6.4 million noncash fixed-asset impairment charge in the third quarter for six underperforming Mimi’s Café restaurants.

•	The $0.8 million cash charge for severance and retirement costs in the third quarter.

•	The $1.0 million total gain on the sale of real estate assets, including $0.7 million in the second quarter and $0.3 million in the third quarter.
Impacting the restaurant segment’s fiscal 2008 reported operating margins were the following items:
•	The $6.6 million gift-certificate and gift-card breakage benefit in the third quarter at Bob Evans Restaurants.

•	The total pretax gain of $2.9 million from the sale of real estate assets.

•	The pretax charge of $3.7 million in the third quarter related to nine underperforming Bob Evans Restaurants that the Company closed in February 2008.

•	The pretax charge of $0.7 million in the third quarter to settle a third-party dispute.

Below is a summary of the restaurant segment’s fiscal 2009 income statement. Please note that all fiscal 2008 results expressed as a percentage of net sales include the favorable impact of the $6.6 million benefit for gift-certificate and gift-card breakage at Bob Evans Restaurants.
Net sales — The restaurant segment’s net sales decreased 0.4 percent compared to a year ago, from $1.45 billion in fiscal 2008 to $1.44 billion in fiscal 2009. Same-store sales at Bob Evans Restaurants were down 0.3 percent for fiscal 2009, with average menu prices up 3.1 percent. At Mimi’s Café, same-store sales decreased 7.2 percent for fiscal 2009, with average menu prices up 2.4 percent.
The Company’s restaurant-development results for fiscal 2009 were as follows:
•	Mimi’s Café: 12 new restaurants and 10 reimaged restaurants

•	Bob Evans Restaurants: one new restaurant, four rebuilt restaurants and 25 reimaged restaurants
Cost of sales — The restaurant segment’s cost of sales decreased 40 basis points, from 25.5 percent of net sales in fiscal 2008 to 25.1 percent of net sales in fiscal 2009, due primarily to savings from effective supply chain management.
Operating wages — The restaurant segment’s cost of labor decreased 40 basis points, from 39.6 percent of net sales in fiscal 2008 to 39.2 percent in fiscal 2009, due to reductions in labor hours at both restaurant concepts. In fiscal 2009, the Company reduced year-over-year labor more than 2.8 million total hours, including approximately 1.8 million total hours at Bob Evans Restaurants and approximately 1.0 million total hours at Mimi’s Café.
Other operating expenses — The restaurant segment’s other operating expenses were 18.4 percent of net sales in fiscal 2009, flat compared to fiscal 2008. Lower advertising and preopening expenses offset higher utility and occupancy costs.
SG&A — The restaurant segment’s selling, general and administrative expenses were 6.6 percent of net sales in fiscal 2009 compared to 6.3 percent in fiscal 2008.
The fiscal 2009 results include the negative impact of the following pretax charges:
•	The $0.7 million cash charge for a legal settlement in the first quarter.

•	The $6.4 million noncash fixed-asset impairment charge for six underperforming Mimi’s Café restaurants in the third quarter.

•	The $0.8 million cash charge for severance payments and retirement costs in the third quarter.
Partly offsetting these charges in fiscal 2009 was the positive impact of a $1.0 million total pretax gain on the sale of real estate assets, including $0.7 million in the second quarter and $0.3 million in the third quarter.

The reported fiscal 2008 results include the positive impact of the items below, which affected the “SG&A” line of the restaurant segment’s income statement:
•	A total pretax gain of $2.9 million from the sale of real estate assets, including $1.1 million in the first quarter, $1.0 million in the second quarter, $0.1 million in the third quarter, and $0.7 million in the fourth quarter.
Fiscal 2008’s reported results also included the negative impact of the following items, which affected the “SG&A” line of the restaurant segment’s income statement:
•	A pretax charge of $3.7 million in the third quarter related to nine underperforming Bob Evans Restaurants that the Company closed in February 2008.

•	A pretax charge of $0.7 million in the third quarter to settle a third-party dispute.
Fiscal 2009 food products segment summary
Operating income for the food products segment was $15.6 million in fiscal 2009, a 45.5 percent decrease compared to $28.6 million in fiscal 2008. The operating income decline is due to a 29 percent year-over-year increase in sow costs, which averaged $45.00 per hundredweight compared to $35.00 a year ago. This contributed to a $16.9 million increase in cost of goods for the food products segment, if cost of sales as a percentage of net sales had been the same as a year ago. Also affecting the food products segment’s operating income results was the $0.4 million noncash charge for unusable spare parts in the third quarter.
The Company has converted from a direct-store-delivery (DSD) system to a warehouse distribution system in approximately 95 percent of its markets, as a response to retailer needs. The conversion to a warehouse model in the food products segment has resulted in higher slotting fees and severance related to the elimination of certain DSD sales routes, but the Company believes it should result in a lower cost structure in the long term.
Net sales — The food products segment’s net sales were $311.4 million in fiscal 2009, up 6.7 percent compared to $292.0 million in fiscal 2008. Pounds sold of comparable products were up 6 percent in fiscal 2009 compared to fiscal 2008.
Cost of sales — The food products segment’s cost of sales in the food products segment increased 540 basis points from 51.0 percent of net sales in fiscal 2008 to 56.4 percent in fiscal 2009 due to the increase in sow costs.
Operating wages — The food products segment’s cost of labor decreased 10 basis points from 11.2 percent of net sales in fiscal 2008 to 11.1 percent in fiscal 2009 due to leverage from sales increases.
Other operating expenses — The food products segment’s other operating expenses decreased 50 basis points, from 5.4 percent of net sales in fiscal 2008 to 4.9 percent in fiscal 2009. This improvement is primarily due to lower liability insurance expenses.

SG&A — The food products segment’s selling, general and administrative expenses increased 10 basis points, from 19.9 percent of net sales in fiscal 2008 to 20.0 percent in fiscal 2009. The increase was due primarily to restructuring charges related to the Company’s conversion from a direct-store-delivery system to a warehouse distribution system, which more than offset lower advertising expense.
Fiscal year 2010 outlook and capital allocation strategy
The Company issued its estimate for reported fiscal 2010 operating income of approximately $110 million to $115 million (see “Disclosure regarding non-GAAP financial measures” below). The outlook for fiscal 2010 includes the impact of a 53rd week, which the Company estimates will contribute an incremental $31 million in net sales and $5 million in operating income. This outlook also relies on a number of important assumptions, including same-store sales estimates and the risk factors discussed in the Company’s securities filings.
Particular assumptions include the following:
•	Net sales — Consolidated year-over-year net sales increases of 1.5 to 2.0 percent. This includes:
•	Bob Evans Restaurants — Flat net sales, with same-store sales in the negative 1.5 to 2.0 percent range. The Company does not expect to develop any new Bob Evans restaurants, but plans to rebuild two new restaurants and reimage 15 existing restaurants in fiscal 2010.

•	Mimi’s Café — Net sales growth of 3 to 4 percent, with same-store sales in the negative 3.0 to 5.0 percent range. The Company expects to open two new Mimi’s Cafes and plans to reimage 15 existing Mimi’s in fiscal 2010.

•	Food products — Overall sales growth of approximately 5 to 6 percent.
•	Restaurant operating margins — The Company expects restaurant operating margins of approximately 6 to 8 percent. Included in this estimate are the following assumptions:
•	Cost of sales — Continued improvements due to easing commodity prices, positive mix shifts and effective supply chain management.

•	Operating wages — Continued pressure from minimum wage increases, mostly offset by continued labor efficiencies.
•	Food products operating margins — The Company expects food products operating margins of approximately 4 to 5 percent. Included in this estimate are average sow costs of approximately $50 to $55 per hundredweight.

•	Depreciation and amortization — Approximately $85 million for the 2010 fiscal year, compared to $81.9 million in fiscal 2009.

•	Net interest expense of approximately $12 million to $13 million for the 2010 fiscal year.

•	An effective tax rate of approximately 33 percent for fiscal 2010.

•	A diluted weighted-average share count of approximately 31 million for the 2010 fiscal year, compared to 30.7 million in fiscal 2009.

•	Capital expenditures of about $60 to $65 million for the 2010 fiscal year.
The Company continues to expect substantively lower future capital expenditures for restaurant development in fiscal 2010 at both Bob Evans Restaurants and Mimi’s Café. Specifically, the Company expects to build no new Bob Evans Restaurants and two Mimi’s Cafés in fiscal 2010. The Company also reiterated that it has suspended its share repurchase program until at least the third quarter of fiscal 2010.
Disclosure regarding non-GAAP financial measures
Due to the significant impact of the goodwill impairment charge on the Company’s fiscal 2009 effective tax rate, as well as its resultant impact on comparability to the Company’s fiscal 2010 projections, the Company is providing its guidance for the 2010 fiscal year in terms of operating income rather than earnings per share. The Company reported its fiscal 2009 results in terms of adjusted operating income, rather than earnings per share for the reasons noted above. The Company uses operating income and adjusted operating income as a measure for comparing its performance to prior periods and competitors, and believes it is useful to investors because it provides investors and other interested parties a means to evaluate its performance relative to its past performance, without regard to unusual charges. Adjusted operating income is not a recognized term under GAAP.
The following are reconciliations of adjusted operating income to reported operating income for fiscal 2009 and fiscal 2008:

Fiscal 2009 reported operating income:	$28.4 million
Fiscal 2009 3Q goodwill impairment:	$56.2 million
Fiscal 2009 3Q trade name impairment:	$11.8 million
Fiscal 2009 3Q fixed asset impairment:	$6.4 million
Fiscal 2009 3Q severance and retirement:	$0.8 million
Fiscal 2009 3Q unusable spare parts:	$0.4 million
Fiscal 2009 1Q legal settlement:	$0.7 million
Fiscal 2009 gains on real estate sales	($1.0 million)

Fiscal 2009 adjusted operating income:	$103.7 million

Fiscal 2008 reported operating income:	$107.2 million
Fiscal 2008 3Q breakage:	($6.6 million)
Fiscal 2008 3Q fixed asset impairment:	$3.7 million
Fiscal 2008 3Q dispute settlement:	$0.7 million
Fiscal 2008 gains on real estate sales:	($2.9 million)

Fiscal 2008 adjusted operating income:	$102.1 million

Company to host conference call
The Company plans to host a meeting for analysts and investors to discuss its 2009 results and 2010 outlook on Wednesday, June 3 at its headquarters in Columbus, Ohio. The meeting will begin with lunch at noon and last until approximately 5 p.m. (ET). The meeting will be available simultaneously as a conference call and webcast. Those who have not already submitted an RSVP to attend the meeting in person may:
•	Listen to a simultaneous conference call beginning at 1:00 p.m. (ET). The dial-in number is (800) 690-3108, access code 94836898. The conference call replay will be available for 48 hours, beginning two hours after the call at (800) 642-1687, access code: 94836898.

•	Listen to a simultaneous webcast at www.bobevans.com/investors. The archived webcast will also be available on the Web site.
About Bob Evans Farms, Inc.
Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans and Mimi’s Café brand names. At the end of the fourth fiscal quarter (April 24, 2009), Bob Evans owned and operated 570 family restaurants in 18 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States, while Mimi’s Café owned and operated 144 casual restaurants located in 24 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company’s Web site at www.bobevans.com.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 25, 2008 and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the company are qualified by the cautionary statements in this section.
Contacts:
Donald J. Radkoski
Chief Financial Officer
(614) 492-4901
David D. Poplar
Vice President of Investor Relations
(614) 492-4954

Consolidated Financial Results (unaudited)
(Thousands, except per share data)

	Three Months Ended		Year Ended
	Apr. 24, 2009	Apr. 25, 2008	Apr. 24, 2009	Apr. 25, 2008
Net Sales
Restaurant Segment	$354,527	$361,077	$1,439,090	$1,445,034
Food Products Segment	76,470	75,368	311,422	291,992

Total	$430,997	$436,445	$1,750,512	$1,737,026

Operating Income
Restaurant Segment	$26,555	$18,408	$12,796	$78,686
Food Products Segment	4,444	8,611	15,571	28,554

Total	$30,999	$27,019	$28,367	$107,240

Net Interest Expense	$2,791	$3,105	$12,306	$10,990

Income Before Income Taxes	$28,208	$23,914	$16,061	$96,250

Provisions for Income Taxes	$7,134	$7,850	$21,207	$31,374

Net Income	$21,074	$16,064	($5,146)	$64,876

Earnings Per Share
Basic	$0.69	$0.52	($0.17)	$1.96
Diluted	$0.69	$0.52	($0.17)	$1.95

Average Shares Outstanding
Basic	30,704	30,791	30,744	33,065
Diluted	30,744	30,951	30,744	33,315